Exhibit 10.01

Compensation Arrangements between Flextronics International Ltd. and Michael McNamara, Thomas J. Smach and Peter Tan

Bonus Targets

On April 17, 2006, the Compensation Committee of the Board of Directors of Flextronics International Ltd. approved bonus targets for fiscal year 2007 for Michael McNamara, Chief Executive Officer of the company, and Thomas J. Smach, Chief Financial Officer of the company.

The Committee approved a bonus for Mr. McNamara of up to a maximum of 300% of base salary. The maximum cash payout to Mr. McNamara will be limited to 200% of base salary; any additional payments will be contributed on a fully-vested basis to his deferral account under the terms of the Flextronics International USA, Inc. Amended and Restated 2005 Senior Executive Deferred Compensation Plan, a copy of which was filed as Exhibit 10.01 to our December 23, 2005 Report on Form 8-K.

The Committee approved a bonus for Mr. Smach of up to a maximum of 200% of base salary.

The actual bonus paid, if any, to Messrs. McNamara and Smach will be based upon achievement of quarterly and annual EPS targets. The Committee considered a report provided by an independent executive compensation and benefits consultant when approving the bonus targets.

Named Executive Officer Compensation

On April 17, 2006, the Compensation Committee also approved a base salary of US$400,000 and bonus of up to a maximum of 150% of base salary for Peter Tan, a named executive officer. The actual bonus paid, if any, to Mr. Tan will be based upon achievement of quarterly and annual EPS targets.